                                                                  EXHIBIT 99.512

WEEKLY STATUS REPORT

             NAME               ENERGY PACIFIC/PACIFIC ENTERPRISE
             ----               ---------------------------------
        ENGAGEMENT TYPE         Analysis & Design, Business Process Engineering,
                                Business Strategy, Client/server, CRM (Call
                                Center), Data Mining, Data Warehousing,
                                Internet/Intranet, Outsourcing - Functional,
                                Outsourcing - IT, Software Development,
                                Systems Integration

          SALES LEADER          Ed Smith

           RANKING              Unknown Probability / Large > $50M per year

         REVIEW TRIGGER         SCOPING Completed Review Forms Attached

CURRENT STATUS

STATUS HISTORY

5:    Kim Testa/PSC  12/18/97 01:11:16 PM
      Ed Smith/PSC  12/02/97 10:12:10 PM
      LATEST STATUS DEC 2, 97:

      The construct of this relationship has changed significantly over time. The "merger of equals" between Pacific Enterprises and Enova have complicated and deferred decisions on possible commercial arrangements such as the creation of ServCo. The merger actions are expected to continue until June 98. These rulings, combined with regulatory decisions pending on the allowable relationships between the merged entity's regulated and non-regulated businesses will have substantial impact on the shape of future opportunities.

"Affiliate" rulings are expected to be completed for review by early 98.

------------------------------

4:    Kim Testa/PSC  12/18/97 01:09:30 PM
      Ed Smith/PSC  12/02/97 10:10:58 PM

      Following meetings (november and december) with Enova's CTO and the merged NewCo's CITO it would appear that opportunities for PSC's engagement with Energy Pacific near term will be either to engage top level technology resources in assisting the development of critical business applications focusing on: supply chain; revenue cycle; service order; & service bureau component modules AND/OR engage top level business/industry skills to design the business processes and set the functional definitions around which the applications will be created.

Additional meetings with the technology leaders and with business leaders are being set up for the month of Dec 97 to explore the potential for beginning this work.

------------------------------

3:    Ed Smith/PSC  09/08/97 10:41:40 PM

Over the last month (Aug) PSC has extended its scope of relationships from the existing base of PE and EP's executive team to include the exec members of Enova. PSC now enjoy access to those members who will be the "decision makers" regarding selection of participants in any "alliance" to be created.

PE/EP/Enova will determine by 23rd Sep on whether to progress the "Infrastructure" business enterprise to the Board for review and approval. This latter decision will be decided by 10th Oct and a formal announcement of this strategy and those adopted for other business lines is expected to be presented to the financial community in early Nov. It is their hope that the "partners" to participate in the "Infrastructure" business will be identified and agreed before November's announcements.

PSC representatives have selectively participated in workshops over the course of the last few months addressing creation of the business plan for the "Infrastructure" enterprise. David Sewell and Ed Smith have been asked to attend on 10th Sep a final session of the working group tasked to determine revenue and pricing strategies for this business.

Adjunctive "selling" has commenced to introduce PSC's capabilities in "other' business areas lying outside those services covered within the Infrastructure enterprise. Initial discussions are centered around: "gaming", EMCC, customer connectivity models, development of repeatable processes e.g. Supply Chain Mngt, etc.

------------------------------

2:    Ed Smith/PSC 07/17/97 11:19:10 PM

      Session held with Presidents of Pacific Enterprises, Enova and Energy Pacific on July 16th in San Diego. Outcome of this session is agreed plan to conduct 2 day off-site session in early August between Presidents of all 3 companies, their Cbs and certain key business execs to hammer out agreed commercial approach to market of "Service Bureau-Infrastructure business venture" and to work out relationship with PSC. Presidents commit to involving Chairman and Vice Chair on last day of this work session to present recommendations and gain commitment.

Eric Nelson, President of Energy Pacific- jv between Pacific Enterprises and Enova is working with Ed Smith on agenda. Briefing materials being prepared for circulation. Desire expressed by Warren Mitchell and Eric Nelson for Jim Champy to participate in this session as overall facilitator.

------------------------------

1:    Valerie Jones/PSC 04/17/97 04:50:11 PM
      Per Ed Smith, April 1997

      April 7: Following on the request of Warren Mitchell, current President of the Gas Company, a joint relationship setting session was held at PSC's offices in Dallas. Warren, Eric Nelson (newly appointed President of the joint venture announced by Pacific Enterprises and Enova to encompass all non regulated activities between the companies), Jeff Bush-VP and members of PSC's team: Gil Marmol, Ron Nash, Larry Keeley, Jim Peedin and Ed Smith.

      April 14: Jim Champy, Jim Peedin, and Ed Smith met with the leadership of Pacific Enterprises at their request (Warren Mitchell and his immediate team which includes key leadership leading the merger integration strategies and efforts) in Los Angeles to gain Jim's insight to various challenges and issues seen as arising from the mis-match of styles/values between Enova and Pacific Enterprises. This was seen as both a keen interest in continuing to explore PSC's differentiated capabilities and a demonstration of trust given the sensitivity of information disclosed.

      In a separate session with Eric Nelson, Energy Pacific/Pacific Enterprises confirmed that they wished to establish a relationship with PSC and suggested that members of our joint teams work together over the next few weeks to outline various business enterprises which the 2 companies could tackle together. It was suggested that a follow-up meeting with Eric and Warren be set for early May to discuss these ventures and consider the form a possible relationship to be forged.

------------------------------

   CURRENT ISSUES
--------------------------------------------------------------------------------

ISSUES HISTORY:

2:    Ed Smith/PSC 09/08/97 10:45:07 AM

      the completion of PE/EP/Enova's 23rd Sep decision to pursue the "Infrastructure" enterprise.

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1:    Ed Smith/PSC 09/08/97 10:41:40 AM

      Discussions regarding PSO's relationship are tied into and dependent upon

------------------------------

CURRENT RESOURCING

RESOURCING HISTORY


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Author: Valerie Jones     04/17/97 Revisor: Kim Testa 12/18/97 01:11 PM